                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT dated as of March , 2001, is entered into by and between Spectra-Physics Lasers, Inc., a Delaware corporation with offices located at 1335 Terra Bella Ave., Mountain View, CA 94030 ("BORROWER"), and Thermo Electron Corporation, a Delaware corporation with offices located at 81 Wyman Street, Waltham, MA 02454 ("LENDER").

     WHEREAS, Borrower desires to borrow from Lender up to $20 million pursuant to a revolving line of credit for the purposes described and on the terms and conditions set forth herein; and

     WHEREAS, Lender desires to lend Borrower up to $20 million for the purposes described and on the terms and conditions set forth herein.

     NOW THEREFORE, Borrower and Lender hereby agree as follows:

     1. Definitions. Reference is made to Section 12 of this Loan Agreement for the definition of certain terms used herein.

     2. Credit Facility. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, governing, and/or pertaining to the Loans, as hereinafter defined (collectively, together with this Loan Agreement, referred to hereinafter as the "LOAN DOCUMENTS"). Lender hereby agrees to provide to Borrower the credit facility described in this Loan Agreement:

     (a) Revolving Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower up to $20 million, on a revolving basis from time to time during the period commencing on the date hereof and continuing through the Termination Date (the "REVOLVING LOAN COMMITMENT"); provided, however, that the commitment of Lender to make revolving credit loans (the "REVOLVING LINE OF CREDIT") shall not at any time exceed $20 million, and subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow under the Revolving Line of Credit. The sums advanced under the Revolving Line of Credit shall be used for general corporate purposes relating to the business and operations of Borrower, including the expansion of Borrower's manufacturing facility, for acquisitions, and for working capital.

     (b) Notice of Borrowing Under Revolving Line of Credit. Lender reserves the right to require Borrower to give Lender not less than five (5) business days prior written notice of each requested advance under the Revolving Line of Credit, specifying (i) the aggregate amount of such requested advance which advances shall be in amounts of not less than $1 million and in increments of $1 million, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Lender, and stating that after giving effect to the requested advance, the total outstanding principal amount under the Revolving Line of Credit will not exceed the Revolving Loan Commitment.

     (c) Reduction of Revolving Loan Commitment. The Revolving Loan Commitment may be reduced upon the written request of Borrower, to any amount requested by Borrower which is not less than the then outstanding principal amount of all Loans under the Revolving Line of Credit, provided that any such reduction shall be made in integral multiples of $100,000. The maximum amount of the Revolving Loan Commitment shall be fixed at the outstanding balance of the Revolving Line of Credit on the first anniversary of the date hereof and repaid as set forth in the form of Revolving Promissory Note attached hereto as Exhibit A.

      3.    Promissory Note; Reimbursement Obligations.

      (a) The Note. The Loan shall be evidenced by (i) a Revolving Promissory Note, dated the date hereof, in the original principal amount of $20 million made by Borrower and payable to the order of Lender in the form attached hereto as Exhibit A (the "Note").

      (b) Interest. Interest on the Note shall accrue at the rate set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

      4. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an advance under the Revolving Line of Credit shall be deemed to have further represented and warranted to Lender, as follows:

      (a) Existence and Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all other states where Borrower is doing business (except where failure to qualify to do business would not have a material adverse effect on Borrower), and has all requisite power and authority to execute and deliver the Loan Documents.

      (b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

      (c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its certificate of incorporation or bylaws, or any agreement or other instrument binding upon Borrower or its Subsidiaries, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

      (d) Financial Condition. Each financial statement of Borrower supplied to the Lender fairly presents Borrower's financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower and its Subsidiaries subsequent to the date of the most recent financial statements supplied to Lender.

      (e) Litigation. Except as previously disclosed in writing to Lender, there are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its Subsidiaries or the properties of Borrower or its Subsidiaries, before any court or governmental department, commission or board, which, if determined adversely to Borrower or its Subsidiaries, would have a material adverse effect on the financial condition, properties, or operations of Borrower.



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     (f) Taxes; Governmental Charges. Borrower and its Subsidiaries have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by them and have either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports (or is contesting its obligation to pay such taxes and has established adequate reserves in accordance with GAAP with respect thereto), and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

     5. Conditions Precedent to Advances. Lender's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto:

     (a) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date;

     (b) no material adverse change in the financial condition of Borrower since the date hereof shall have occurred and be continuing; and

     (c) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute a Potential Default or an Event of Default.

     6. Affirmative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

     (a) Accounts and Records. maintain the books and records of Borrower and its Subsidiaries in accordance with GAAP;

     (b) Right of Inspection. permit Lender to visit the properties and installations of Borrower and its Subsidiaries and to examine, audit and make and take away copies or reproductions of the books and records of Borrower and its Subsidiaries, at all reasonable times upon reasonable notice;

     (c) Right to Additional Information. promptly furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to the financial condition and business operations of the Borrower and its Subsidiaries as Lender may reasonably request from time to time;

     (d) Compliance with Laws. Conduct, and cause its Subsidiaries to conduct, its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its Subsidiaries and their businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) except where failure to do so would not have a material adverse effect on Borrower;

     (e) Taxes. pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower and its Subsidiaries or their properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of such properties, income, or profits; provided, however, Borrower and its Subsidiaries will not be required to pay and discharge any such assessment, tax, charge, levy, lien or


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claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower and its Subsidiaries, as appropriate, shall have established on their books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with GAAP;

     (f) Insurance. maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption and other insurance deemed necessary or otherwise required by Lender;

     (g) Notice of Indebtedness. promptly inform Lender of the creation, incurrence or assumption by Borrower or its Subsidiaries of any actual or contingent liabilities not permitted under this Loan Agreement;

     (h) Notice of Litigation. promptly after the commencement thereof, notify Lender of all potentially material actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or its Subsidiaries or any of their properties;

     (i) Notice of Material Adverse Change. promptly inform Lender of (i) any and all material adverse changes in Borrower's financial condition, and (ii) all claims made against Borrower or its Subsidiaries which could materially affect the financial condition of Borrower; and

     (j) Additional Documentation. execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

     7. Negative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Lender:

     (a) Nature of Business. make any material change in the nature of the business of Borrower and its Subsidiaries as carried on as of the date hereof;

     (b) Liquidations, Mergers, Consolidations. liquidate, merge or consolidate Borrower or its Subsidiaries with or into any other entity, provided however that Borrower and its Subsidiaries may merge or consolidate with entities within Borrower's consolidated group following prior written notice to Lender;

     (c) Sale of Assets. sell, transfer or otherwise dispose of any material portion of the assets or properties or Borrower or its Subsidiaries;

     (d) Liens. create or incur any lien or encumbrance on any of the assets of Borrower or its Subsidiaries, other than Permitted Liens;

     (e) Indebtedness. create, incur or assume, or allow any of its Subsidiaries to create, incur or assume, any indebtedness for borrowed money or issue or assume any note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than indebtedness outstanding on the date hereof or as described on Exhibit B attached hereto, and other than borrowings from Lender:


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
     (f) Loans. Make, or permit its Subsidiaries to make, any loans to any Person, provided, however, that Borrower and its Subsidiaries shall be permitted to make: (i) an existing loan in the amount of approximately $1 million secured by a mortgage on certain real estate, (ii) loans to Japanese customers of the Borrower and its Subsidiaries in amounts equal to not more than the amounts of the invoices for sales by Borrower or its Subsidiaries of products or services to such customers, (iii) inter-company loans among the entities within Borrower's consolidated group, and (iv) loans to employees that do not exceed $400,000 in the aggregate; or

     (g) Dividends. declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends on any shares of its capital stock, make, or permit any of its Subsidiaries to make, any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of its capital stock, or make, or permit any of its Subsidiaries to make, any other distribution, sale, transfer or lease of any of assets, in each case other than to Borrower and other than in the ordinary course of business, unless any such amounts are directly utilized for the payment of principal or interest on indebtedness and obligations owing from time to time by Borrower to Lender.

     8. Debt Service Coverage Ratio. Unit (i) all obligations of Borrower to Lender under the Loans have been fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will maintain, on a consolidated basis, as of the last day of each fiscal quarter, a ratio of (a) net income before interest, taxes, depreciation, and amortization (EBITDA) (determined in accordance with GAAP) for the 12 month period ending with such fiscal quarter, to (b) short term debt, long-term debt, and long-term capital lease obligations, of not less than 3.0 to 1.0.

     9. Reporting Requirements. Until (i) the Note and all other obligations and liabilities of Borrower under the Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish to
Lender:

     (a) Interim Financial Statements. as soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a balance sheet and income statement of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP;

     (b) Annual Financial Statements. as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2000, a balance sheet and income statement of Borrower and its consolidated Subsidiaries as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Lender;

     (c) Compliance Certificate. a certificate signed by Borrower's President or Vice President, Finance, within forty-five (45) days after the end of each quarter of each fiscal year, stating that Borrower is in full compliance with all of its obligations under the Loan Documents and is not in default of any term or provisions hereof or thereof, and including the calculation demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement, including the debt service coverage ratio set forth in
Section 8 hereof;


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      (d)   Tax Returns. Copies of Borrower's income tax returns (federal and state, if any) within thirty (30) days after filing; and

      (e) Other. For so long as Borrower remains a Subsidiary of Lender, such other information as Lender may require to permit Lender to satisfy any reporting requirements imposed on Lender.

      10.   Events of Default.

      (a) Each of the following shall constitute an "EVENT OF DEFAULT" under this Loan Agreement:

      (i) the failure, refusal or neglect of Borrower to pay within five (5) business days of the date when due any part of the principal of, or interest on, the Note or any other indebtedness owing to Lender by Borrower from time to time, and the failure of Borrower to timely and properly observe, keep or perform any of the covenants or agreements in Sections 6(g), (h), (i) and (j),
Section 7, or Section 9 hereof;

      (ii) the failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required in any of the Loan Documents (other than the covenants and agreements identified in Section 10(a)(i) of this Loan Agreement as to which no notice by Lender is required) if not cured within ten (10) days after written notice from Lender specifying such default;

      (iii) the occurrence of an event of default under any material agreement or any obligation of Borrower to Lender with respect to borrowed funds now existing or hereafter arising between Lender and Borrower or its Subsidiaries after the giving of any required notice and expiration of any applicable cure period;

      (iv) any representation by Borrower in any of the Loan Documents is false or misleading in any material respect when made;

      (v) the occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower or any of its Subsidiaries to any third party under any agreement or understanding;

      (vi) if Borrower or any of its Subsidiaries: (A) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (B) generally is not paying its debts as such debts become due; (C) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in proceeding brought by such party or in a proceeding brought against such party and (in a proceeding brought against such party) such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (D) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "APPLICABLE BANKRUPTCY LAW") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is proposed, requested or consented to by such party; (E) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (F) fails to pay within thirty (30) days any final money judgment against such party;



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

     (vii) the liquidation, dissolution, merger or consolidation of Borrower or any of its Subsidiaries; and

     (viii) the entry of any judgment against Borrower or any of its Subsidiaries or the issuance or entry of any attachment or other lien against any of the property of Borrower or any of its Subsidiaries for an amount in excess of $1 million, if undischarged, unbounded or undismissed within thirty
(30) days after such entry.

     (b) Nothing contained in this Loan Agreement shall be construed to limit the Events of Default enumerated in any of the other Loan Documents and all such Events of Default shall be cumulative.

     11. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Lender may, at its option, cease further advances under any of the Note. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

     12. Certain Definitions. As used in this Loan Agreement, all exhibits and schedules hereto, and all other Loan Documents entered into or delivered under this Loan Agreement, the following terms shall have the meaning assigned to them in this Section 12, or in the Section or recital of this Loan Agreement referred to below, or in the other Loan Documents referred to below:

     "AFFILIATE" means any individual or entity directly or indirectly Controlling, Controlled by, or under common Control with, another individual or entity.

     "APPLICABLE BANKRUPTCY LAW" has the meaning set forth in Section 10(a)(vi) hereof.

     "BORROWER" has the meaning set forth in the introductory recital on the first page hereof.

     "BUSINESS DAY" has the meaning set forth in the Note.

     "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity interests, by contract, or otherwise, and "CONTROLLING" and "CONTROLLED" shall have meanings correlative thereto.

     "EVENT OF DEFAULT" has the meaning set forth in Section 10(a) hereof.

     "GAAP" means those generally accepted accounting principles and practices, applied on a consistent basis, which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board and the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.


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
     "LIABILITIES" means (without duplication), with respect to any Person, all indebtedness, obligations, and liabilities of such Person, including without limitation (a) all "liabilities" which would be reflected on a balance sheet of such Person, (b) all obligations of such Person in respect of any guaranty, letter of credit, or bankers' acceptance, (c) all obligations of such Person in respect of any capital lease, (d) all obligations, indebtedness, and liabilities secured by any lien or any security interest on any property or assets of such Person, and (e) any obligation to redeem or repurchase any of such Person's stock.

     "LIEN" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Liabilities, whether arising by agreement or under any statute or law, or otherwise.

     "LOAN AGREEMENT" has the meaning set forth in the introductory recital on the first page hereof.

     "LOAN DOCUMENTS" has the meaning set forth in Section 2 hereof.

     "LOANS," collectively, shall mean all advances under the Revolving Line of Credit.

     "NOTE" has the meaning set forth in Section 3(a).

     "OBLIGATIONS" means all present and future indebtedness, obligations, and Liabilities and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower, whether arising pursuant to any of the Loan Documents, or otherwise, and all renewals and extensions thereof, together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof.

     "PERMITTED LIENS" means (a) Liens in favor of Lender to secure the Obligations, (b) pledges or deposits made to secure payment of worker's compensation (or to participate in any fund in connection with worker's compensation), unemployment insurance, pensions, or social security programs,
(c) Liens imposed by mandatory provisions of law such as for materialmen's, mechanic's, warehousemen's, and other like Liens arising in the ordinary course of a Company's business, securing indebtedness whose payment is not yet due,
(d) Liens for taxes imposed upon a Person or upon such Person's income, profits, or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate reserves are maintained in accordance with GAAP, (e) good faith deposits in connection with leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure (or in lieu of) surety, stay, appeal, or customs bonds and deposits to secure the payment of taxes, assessments, customs, duties, or other similar charges, (f) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such encumbrances do not impair the use of such property for the uses intended, and none of which is violated by existing or proposed structures or land use, and (g) liens described on Exhibit B attached hereto.

     "PERSON" shall include an individual, corporation, joint venture, general or limited partnership, trust, unincorporated organization, or government, or any agency or political subdivision thereof.

     "POTENTIAL DEFAULT" means the occurrence of any event or existence of any circumstance which, with the giving of notice or lapse of time, or both, would become an Event of Default.

     "REVOLVING LINE OF CREDIT" has the meaning set forth in Section 2(a) hereof.


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

     "REVOLVING LOAN COMMITMENT" shall mean the lesser of (i) $20 million, or
(ii) the Revolving Loan Commitment, as the same is reduced under Section 2(c) hereof.

     "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to any Person (herein referred to as the "PARENT"), any corporation, partnership, limited liability company, association, or other business entity (a) of which stock or other equity interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, Controlled, or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "TERMINATION DATE" means the earlier of: (a) the date on which all of the Borrower's obligations under the Loans have been paid or satisfied, or (b) the effective date of any other termination or cancellation of Lender's commitments to lend under, and in accordance with, this Loan Agreement.

     13. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

     14. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to any of the Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

     15. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under any of the Loan Documents.

     16. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to the Loan Documents shall be in writing and given to the Treasurer of the other party by (i) personal delivery,
(ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, or in the case of other delivery service, as of the date of first attempted delivery at the address and in the manner provided herein. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty
(30) days prior to the effective date of such new address.

     17. Construction. The Loan Documents have been executed and delivered in the Commonwealth of Massachusetts, shall be governed by and construed in accordance with the laws of


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
the Commonwealth of Massachusetts,and shall be performable by the parties hereto in the county in the Commonwealth of Massachusetts where the Lender's address set forth on the first page hereof is located.

      18. Invalid Provisions. If any provision of the Loan Document is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

      19. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with any action in the enforcement of Lender's rights upon the occurrence of Event of Default.

      20. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

      21. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

      22. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of facsimile machine shall be considered for all purposes as an original signature. Any such document transmitted by facsimile machine shall be considered to have the same binding legal effect as an original document. At the request of any party, any document sent by facsimile machine shall be re-executed by each signatory party in an original form.

      THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a document under seal as of the date first written above.

SPECTRA-PHYSICS LASERS, INC.              THERMO ELECTRON CORPORATION


By:   /s/ SETH HALIO                      By:   /s/ THEO MELAS-KYRIAZI
   -----------------------------------       ----------------------------------
   Name:  Seth Halio                         Name:  Theo Melas-Kyriazi
   Title: Vice President-Finance             Title: Vice President and Chief
          Spectra-Physics Lasers, Inc.              Financial Officer
                                                    Thermo Electron Corporation



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
                                   EXHIBIT A

                             FORM OF REVOLVING NOTE

                           REVOLVING PROMISSORY NOTE

                                                                  March __, 2001

     FOR VALUE RECEIVED, the undersigned Spectra-Physics Lasers, Inc., a Delaware corporation having its principal place of business at 1335 Terra Bella Ave., Mountain View, CA 94030 (the "Borrower"), promises to pay to the order of Thermo Electron Corporation, a Delaware corporation having its principal place of business at 81 Wyman Street, Waltham, MA 02454-9046 (the "Lender"), as described herein, the principal sum of Twenty Million Dollars ($20,000,000) or so much thereof as shall have been advanced to the Borrower pursuant to the Revolving Line of Credit under the Loan Agreement dated as of the date hereof by and between Borrower and Lender (the "Loan Agreement"), or such part thereof as then remains unpaid, and to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at a rate per annum equal to the rate of the London interbank borrowing rate (LIBOR) for 90-day maturities as reported in The Wall Street Journal (or if not reported in The Wall Street Journal, as reported by Telerate) on the first business day of each fiscal quarter of the Lender plus two hundred seventy-five (275) basis points (the "Applicable Rate"), which rate shall be adjusted as of the first business day of each fiscal quarter of the Lender during the term of the Loan Agreement and shall be in effect for the entirety of such fiscal quarter.

     Interest only on the unpaid principal from time to time outstanding hereunder shall be paid quarterly in arrears on the last business day of each fiscal quarter of the Lender during the one-year period following the date hereof. The outstanding principal amount of this Note together with all accrued and unpaid interest shall be due and payable on the first anniversary of the date hereof.

     Interest shall be computed on an actual 360-day basis. Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Lender or at such other place as the holder may designate from time to time in writing to the Borrower.

     This Note may be prepaid at any time in whole or in part at any time without premium, penalty or prior notice. Overdue principal and interest shall bear interest at a rate per annum equal to the Applicable Rate plus two percent (2%).

     The Borrower hereby waives presentment, demand, notice of nonpayment and protest.

     The then unpaid principal amount of, and interest outstanding on, this Note shall be and become immediately due and payable without notice or demand, at the option of the holder hereof, upon the occurrence of any Event of Default as that term is defined in the Loan Agreement. No failure by the Lender to take action with respect to any Event of Default shall affect its subsequent rights to take action with respect to the same or any other Event of Default. In the event of an Event of Default the Borrower agrees to pay all reasonable costs of collection, including reasonable attorney's fees, to the extent allowed by law. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or any other right. A waiver of any right on any one or more occasion shall not operate as a bar or waiver of any right on any future occasion.

     This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts. In the event of any conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed under seal by its duly authorized officer.

SPECTRA-PHYSICS LASERS, INC.

By: /s/ SETH HALIO
   ---------------------------
   Name:  Seth Halio
   Title: VP - Finance



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
                                   EXHIBIT B

                        PERMITTED INDEBTEDNESS AND LIENS
                        --------------------------------

1. Indebtedness under loan agreements between Spectra-Physics Lasers, Inc. and third party creditors which agreements exist on the date hereof and copies of which have been provided to Lender, and any extensions or renewals of such agreements or substitutions of alternate arrangements with other lenders, provided that such extensions, renewals, or substitutions provide for indebtedness in amounts no greater than the amounts covered by the agreements they replace and are on terms and conditions no less favorable to Borrower and its Subsidiaries than those they replace.

2.   Indebtedness and liens relating to operating leases.

3.   Liens for purchase money security interests.

4. Inter-company indebtedness in non-material amounts among the Borrower and its Subsidiaries.



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